Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-8 (“Registration Statement”) filed with the Securities and Exchange Commission, of our report dated March 26, 2015 on the consolidated balance sheets of Blue Hills Bancorp, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2014.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
September 18, 2015